Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into as of March 15, 2007 (the “Effective Date”), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company (“Landlord”), and SANGAMO BIOSCIENCES, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (the “Original Lease”), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000 and by that certain First Amendment to Lease dated March 12, 2004 (the “First Amendment”) (the Original Lease, as so amended, is referred to herein as the “Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 21,860 rentable square feet (“Original Premises”) in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”).

B. Tenant has requested that additional space containing approximately 4,769 rentable square feet shown on Exhibit A hereto (the “Expansion Space”) and commonly known as Suite C of the Building be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals and Defined Terms. Recitals A and B above are hereby incorporated herein. Capitalized terms which are not otherwise defined in this Second Amendment shall have the meanings set forth in the Lease.

2. Expansion. Effective as of the date (anticipated to be on or about April 16, 2007) that the current tenant in the Expansion Space is completely relocated to another suite in the Building (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 21,860 rentable square feet to 26,629 rentable square feet by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Expiration Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

3. Relocation of Existing Tenant. Landlord confirms that relocation of the current tenant in the Expansion Space shall be completed at Landlord’s sole cost and expense. Any Landlord owned furniture, fittings and equipment located in the Expansion Space may be removed prior to the Expansion Effective Date.

4. Base Monthly Rent. In addition to Tenant’s obligation to pay Base Monthly Rent for the Premises, Tenant shall pay Landlord Base Monthly Rent for the Expansion Space as follows:

PERIOD	APPROXIMATE MONTHLY RATE PER SQUARE FOOT	BASE MONTHLY RENT
Expansion Effective Date — August 31, 2007	$1.45	$6,915
September 1, 2007—August 31, 2008	$1.49	$7,123
September 1, 2008—August 31, 2009	$1.53	$7,336
September 1, 2009—August 31, 2010	$1.58	$7,556
September 1, 2010—August 31, 2011	$1.63	$7,782
September 1, 2011—August 31 2012	$1.68	$8,016
September 1, 2012—August 31, 2013	$1.73	$8,257
September 1, 2013—August 31, 2014	$1.78	$8,505

5. Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, the calculation of Tenant’s Pro Rata Share for the Premises shall include the rentable square footage of the Expansion Space. Such Share is estimated to be 32.62% of 501 Canal Boulevard.

6. Operating Expenses. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses applicable to the Expansion Space in accordance with the terms of the Lease; provided, however, that the cap on Tenant’s Pro Rata Share of Operating Expenses in Section 6 of the First Amendment shall not apply to the increase in Tenant’s Pro Rata Share due to the addition of the Expansion Space to the Premises.

7. Condition of Expansion Space. Tenant agrees to accept the Expansion Space “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as set forth.

8. Tenant Improvement Allowance. From and after the Expansion Effective Date, the Extension Term Allowances for the periods September 1, 2008 to August 31, 2009, September 1, 2009 to August 31, 2010 and September 1, 2010 to August 31, 2011 are hereby amended to $0 per year. There shall be no Tenant Improvement Allowance associated with the Expansion Space.

9. Accelerated Expiration. Landlord and Tenant hereby confirm that Tenant’s Acceleration Option shall apply to the Expansion Space.

10. Deleted Provision. The right of first refusal contained in Section 9 of the First Amendment with respect to Suite C is hereby deleted in its entirety and is of no further force or effect.

11. Brokers. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder’s fee or other compensation in connection with this Second Amendment. Notwithstanding anything to the contrary contained in this Section 11, Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with any future amendment to the Lease or Tenant’s exercise of any extension option or right of first refusal contained in the Lease.

12. Authority. This Second Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Second Amendment.

13. Status of Lease. Except as amended hereby, the Lease is unchanged, and, as amended hereby, the Lease remains in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Second Amendment as of the date first set forth above.

TENANT:		LANDLORD:

SANGAMO BIOSCIENCES, INC., a Delaware corporation		POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company

By:	/s/ Edward O. Lanphier II	By:	/s/ Richard K. Robin
Print Name:	Edward O. Lanphier II	Print Name:	Richard K. Robin
Its:	President and Chief Executive Officer	Its:	Managing Member

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

1

POINT RICHMOND TECH CENTER II

501 CANAL BOULEVARD, RICHMOND, SUITE C

+4,769 SQUARE FEET AVAILABLE

2